Exhibit 5.1

21 November 2025

Board of Directors

Fusion Fuel Green Public Limited Company

9 Pembroke Street Upper

Dublin 2

D02 KR83

Ireland

Re:	Fusion Fuel Green Public Limited Company - registration statement on Form S-8 in relation to the Fusion Fuel Green Public Limited Company 2021 Equity Incentive Plan, as amended (the “Incentive Plan”)

Dear Directors

1.	Basis of Opinion (the “Opinion”)

1.1	We are acting as Irish counsel to Fusion Fuel Green Public Limited Company, registered number 669283, a public limited company, incorporated under the laws of Ireland, with its registered office at 9 Pembroke Street Upper, Dublin 2, D02 KR83, Ireland (the “Company”), in connection with the registration statement on Form S-8 to be filed with the United States Securities and Exchange Commission (the “SEC”) on the date hereof (the “Registration Statement”) under the Securities Act of 1933, as amended (the “Securities Act”), which relates to the offer and sale from time to time by certain selling stockholders named in the Registration Statement, or their permitted transferees, of up to 1,971,428 Class A ordinary shares of the Company, $0.0035 par value per share (the “Ordinary Shares”) pursuant to the Incentive Plan.

1.2	We refer to the amendment to the Incentive Plan approved by way of unanimous written resolution of the Company’s board of directors on 9 October 2025, pursuant to which the maximum number of Ordinary Shares that may be issued under the Incentive Plan was increased from 1,000,000 to 2,000,000, and there was reserved for issuance under the Incentive Plan an additional 1,971,428 Ordinary Shares.

1.3	This Opinion is confined to and given in all respects on the basis of the laws of Ireland (meaning Ireland exclusive of Northern Ireland) in force as at the date hereof as currently applied by the courts of Ireland. We have made no investigation of and we express no opinion as to the laws of any other jurisdiction or the effect thereof. In particular, we express no opinion on the laws of the European Union as they affect any jurisdiction other than Ireland. We have assumed without investigation that insofar as the laws of any jurisdiction other than Ireland are relevant, such laws do not prohibit and are not inconsistent with any of the obligations or rights expressed in the Plan Documents (as defined in the Schedule) or the transactions contemplated thereby.

1.4	This Opinion is also strictly confined to:

(a)	the matters expressly stated herein at paragraph 2 below and is not to be read as extending by implication or otherwise to any other matter;

(b)	the Plan Documents (as defined in the Schedule); and

(c)	the Searches (as defined at 1.8 below),

and is subject to the assumptions and qualifications set out below.

1.5	We express no opinion, and make no representation or warranty, as to any matter of fact or in respect of any documents which may exist in relation to the Incentive Plan or the Shares other than the Plan Documents.

1.6	In giving this Opinion, we have relied upon the Corporate Certificate (as defined in the Schedule) and the Searches and we give this Opinion expressly on the terms that no further investigation or diligence in respect of any matter referred to in the Corporate Certificate or the Searches is required of us.

1.7	For the purpose of giving this Opinion, we have examined and relied on copies sent to us by email in pdf or other electronic format of the Plan Documents.

1.8	For the purpose of giving this Opinion, we have caused to be made legal searches against the Company on 21 November 2025 (together the “Searches”):

(a)	on the file of the Company maintained by the Registrar of Companies in the Irish Companies Registration Office for mortgages, debentures or similar charges or notices thereof and for the appointment of any examiner, receiver or liquidator;

(b)	in the Judgments Office of the High Court for unsatisfied judgments, orders, decrees and the like for the twelve years immediately preceding the date of the search;

(c)	in the Central Office of the High Court for any petitions filed in respect of the Company; and

(d)	in the Central Office of the High Court for any proceedings filed by or against the Company in the five years immediately preceding the date of the search.

1.9	This Opinion is governed by and is to be construed in accordance with the laws of Ireland as interpreted by the courts of Ireland at the date hereof. This Opinion speaks only as of its date. We assume no obligation to update this Opinion at any time in the future or to advise you of any change in law, change in interpretation of law which may occur after the date of this Opinion.

2.	Opinion

Subject to the assumptions and qualifications set out in this Opinion and to any matters not disclosed to us, we are of the opinion that:

2.1	The Company is a public company limited by shares, is duly incorporated and validly existing under the laws of Ireland and has the requisite corporate authority to allot and issue the Ordinary Shares.

2.2	When the Ordinary Shares have been duly authorised by the Company, their issuance having been duly authorised by the Board and have been allotted and issued (and, if required, paid for in cash) pursuant to and in accordance with the terms and conditions referred to or summarised in the applicable resolutions and the Incentive Plan, the Ordinary Shares will be validly issued, fully paid up and non-assessable (which term means when used herein that no further sums are required to be paid by the holders thereof in connection with the allotment and issue of such Ordinary Shares).

3.	Assumptions

For the purpose of giving this Opinion, we assume the following without any responsibility on our part if any assumption proves to have been untrue as we have not verified independently any assumption:

The Registration Statement and the Plan

3.1	that when filed with the SEC, the Registration Statement for the Incentive Plan will not differ in any material respect from the latest draft that we have examined;

3.2	that any awards granted pursuant to the Incentive Plan will be paid up in consideration of the receipt by the Company prior to, or simultaneously with, the allotment and issue of the Ordinary Shares pursuant thereto of cash at least equal to the nominal value of such Ordinary Shares and any premium required to be paid up on the Ordinary Shares pursuant to their terms of allotment and issue and that where Ordinary Shares are allotted and issued under the Incentive Plan without the requirement for the payment of cash consideration by or on behalf of the relevant beneficiary, then such shares shall either be fully paid up by the Company or one of its subsidiaries within the time permitted by section 1027(1) of the Companies Act 2014 (as amended) (the “Companies Act”);

3.3	that the filing of the Registration Statement with the SEC has been authorised by all necessary actions under all applicable laws other than Irish law;

3.4	that the exercise of any options and rights granted under the Incentive Plan and the allotment and issue of the Ordinary Shares upon exercise of such options and rights (and the allotment and issue of the Ordinary Shares in connection with any other awards granted under the Incentive Plan) will be conducted in accordance with the terms and the procedures described in the Incentive Plan and the applicable award agreement;

3.5	that at the time of the allotment and issuance of the Ordinary Shares, such allotment and issuance shall not be in contravention or breach of any agreement, undertaking, arrangement, deed or covenant affecting the Company or to which the Company is a party or otherwise bound or subject;

3.6	that the board of directors will approve the allotment and issue of the Shares in accordance with the Constitution and the 2014 Act and such Shares will be issued in compliance with the Constitution and the 2014 Act.

3.7	that the Company has sufficient authorised but unissued share capital to allot and issue the required number of Ordinary Shares to be delivered to the recipients of any awards granted under the Incentive Plan;

3.8	that, at the time of the filing of the Registration Statement, the authority of the Company and the directors of the Company to allot and issue the Ordinary Shares, as provided for in the Companies Act and the constitution of the Company (the “Constitution”) is in full force and effect and that the statutory pre-emption rights have been disapplied in respect of any allotment and issuance of the Ordinary Shares;

3.9	that the Company will continue to renew its authority to allot and issue the Ordinary Shares, including on a non-pre-emptive basis, in accordance with the Companies Act and the Constitution, and that, where such authority has not been renewed, the Company will not allot or issue the Ordinary Shares after such authorities have expired;

3.10	that from the date of the board resolutions set out in Schedule, no other corporate or other action has been taken by the Company to amend, alter or repeal those resolutions;

Authenticity and bona fides

3.11	the completeness and authenticity of all documents submitted to us as originals or copies of originals and (in the case of copies) conformity to the originals of copy documents and the genuineness of all signatories, stamps and seals thereon;

3.12	where incomplete Plan Documents have been submitted to us or signature pages only have been supplied to us for the purposes of issuing this Opinion, that the originals of such Plan Documents correspond in all respects with the last draft of the complete Plan Documents submitted to us;

3.13	that the Plan Documents will be executed in a form and content having no material difference to the drafts provided to us, will be delivered by the parties thereto, and that the terms thereof will be observed and performed by the parties thereto;

3.14	that the copies produced to us of minutes of meetings and/or of resolutions correctly record the proceedings at such meetings and/or the subject matter which they purport to record and that any meetings referred to in such copies were duly convened, duly quorate and held, that those present at any such meetings were entitled to attend and vote at the meeting and acted bona fide throughout and that no further resolutions have been passed or other action taken which would or might alter the effectiveness thereof;

3.15	that the Constitution of the is the current Constitution of the Company, is up to date and has not been amended or superseded and that as of the date of this Opinion, there are no other terms governing the Ordinary Shares other than the those set out in the Constitution of the Company;

3.16	that there is, at the relevant time of the allotment and issue of the Ordinary Shares, no matter affecting the authority of the Directors to allot and issue the Ordinary Shares, not disclosed by the Constitution or the resolutions produced to us, which would have any adverse implications in relation to the opinions expressed in this Opinion;

Accuracy of searches and warranties

3.17	the accuracy and completeness of the information disclosed in the Searches is accurate as of the date of this Opinion and that such information has not since the time of such search or enquiry been altered. It should be noted that (a) the matters disclosed in the Searches may not present a complete summary of the actual position on the matters we have caused searches to be conducted for, (b) the position reflected by the Searches may not be fully up-to-date and (c) searches at the Companies Registration Office, Dublin, do not necessarily reveal whether or not a prior charge has been created or a resolution has been passed or a petition presented or any other action taken for the winding-up of or the appointment of a receiver or an examiner to the Company or its assets and, accordingly, it is assumed that the Searches correctly reflect that (i) no receiver, liquidator or examiner or other similar officer has been appointed in relation to the Company or any of its assets or undertakings; (ii) no petition for the making or a winding-up order or the appointment of an examiner or any similar officer has been presented in relation to the Company; (iii) no insolvency proceedings have been opened or been requested to be opened in relation to the Company; and (iv) the Company is as at the date of this Opinion able to pay its debts as they fall due within the meaning of sections 509(3) and 570 of the Companies Act;

3.18	the truth, completeness and accuracy of all representations and statements as to factual matters contained in the Plan Documents; and

Commercial Benefit

3.19	that the Plan Documents have been entered into for bona fide commercial purposes, on arm’s length terms and for the benefit of each party thereto and are in those parties’ respective commercial interests and for their respective corporate benefit.

4.	Disclosure

4.1	This Opinion is addressed to you in connection with the registration of the Ordinary Shares with the SEC. We hereby consent to the inclusion of this Opinion as an exhibit to the Registration Statement to be filed with the SEC. In giving this consent, we do not thereby admit that we are in a category of persons whose consent is required under Section 7 of the Securities Act.

Yours faithfully

/s/ Arthur Cox LLP

ARTHUR COX LLP

SCHEDULE

The Plan Documents

1.	A copy of the form of the Registration Statement to be filed by the Company with the SEC and the documents incorporated by reference therein;

2.	A copy of the Incentive Plan;

3.	A copy of the written resolutions of the board of directors of the Company dated 5 August 2021 approving the Incentive Plan.

4.	A copy of the written resolutions of the board of directors of the Company dated 9 October 2025 approving the amendments to the Incentive Plan and the Registration Statement.

5.	A corporate certificate of an officer of the Company dated 21 November 2025 (the “Corporate Certificate”) for reliance of the information and documents provided in connection to this opinion;

6.	A copy of the current Constitution of the Company; and

7.	A copy of the Certificate of Incorporation of the Company on re-registration as a public limited company under the Companies Act 2014 of Ireland dated 2 October 2020.